EXHIBIT 10.01

PAYPAL HOLDINGS, INC.
EXECUTIVE CHANGE IN CONTROL AND SEVERANCE PLAN
AND
SUMMARY PLAN DESCRIPTION

Effective as of December 31, 2019

1.	PURPOSE OF THE PLAN

The purpose of the PayPal Holdings, Inc. Executive Change in Control and Severance Plan (the “Plan”) is to encourage the full attention and dedication of certain eligible executives of the Company or any of its participating subsidiaries, and to provide severance benefits to such eligible executives upon their separation from the Company or any of its participating subsidiaries under the conditions described herein. The Plan is not intended to be an “employee pension benefit plan” or “pension plan” within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Rather, the Plan is intended to be an unfunded “top hat” welfare benefit plan subject to ERISA.
This document serves as both the Plan document and summary plan description. The terms of this document apply to Covered Terminations occurring on or after January 1, 2020. The payment of severance benefits to any Participant who had a Covered Termination prior to January 1, 2020 will be determined in accordance with the terms of the applicable plan or individual agreement in effect at the time of such Covered Termination. The Plan replaces any and all prior policies, plans, and arrangements (whether written or unwritten) with Eligible Participants, to the extent that such policies, plans, and arrangements provide for payments to be made after termination of employment directly by an Employer, other than pursuant to an Employer retirement plan.

2.	DEFINITIONS

(a)
Accrued Benefits - means prompt payment by the Company to an Eligible Participant of (a) any accrued but unpaid base salary through the last day of employment, (b) any unreimbursed expenses incurred through the last day of employment subject to the Eligible Participant’s prompt delivery to the Company of all required documentation of such expenses pursuant to applicable Employer policies and (c) all other vested payments, benefits or fringe benefits to which the Eligible Participant is entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant (excluding any other severance plan, policy or program) of the Company in accordance with the terms of such arrangement, plan, program or grant.

(b)	Board - means the Board of Directors of the Company.

(c)
Cause - means (a) an Eligible Participant’s failure to attempt in good faith to substantially perform his or her assigned duties, other than failure resulting from his or her death or incapacity due to physical or mental illness or impairment, which is not remedied within 30 days after receipt of written notice from the Company specifying such failure; (b) an Eligible Participant’s indictment for, conviction of or plea of nolo contendere to any felony (or any other crime involving fraud, dishonesty or moral turpitude) or (c) an Eligible Participant’s commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against the Company, except good faith expense account disputes.

(d)
Change in Control - means a “change in control” as such term is defined in the Equity Incentive Award Plan. The Compensation Committee of the Board will have full and final authority, which will be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.

(e)	Change in Control Period - means the period that begins 90 days prior to, and ends 24 months following, a Change in Control.

(f)	COBRA - means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended,

(g)	Code - means the Internal Revenue Code of 1986, as amended.

(h)	Company - means PayPal Holdings, Inc. or, after a Change in Control, any Successor Entity.

(i)
Company Equity Award - means an incentive award granted to an Eligible Participant and relating to shares of common stock of the Company (“Stock”) or, after a Change in Control, the common equity of any Successor Entity, pursuant to the Equity Incentive Award Plan or otherwise, including without limitation any award of stock options, performance-based restricted stock units or restricted stock units.

(j)	Disability - means “disability” within the meaning of the long-term disability plan of the Company or its subsidiary under which the Eligible Participant is covered as of his or her Separation Date.

(k)
Eligible Participant - means any employee of the Company or one of its subsidiaries who meets all of the eligibility requirements set forth in Section 4 (Eligibility), and who holds a position at or above the level of Vice President.

(l)	Employer - means the Company and any U.S. subsidiary or U.S. affiliate of the Company whose voting equity is, directly or indirectly, at least 50.1% owned by the Company.

(m)	Equity Incentive Award Plan - means the Company’s Amended and Restated 2015 Equity Incentive Award Plan, as amended from time to time, or any successor thereto.

(n)	ERISA - means the Employee Retirement Income Security Act of 1974, as amended.

(o)
Good Reason - has the meaning set forth in Appendix A. In order to resign for Good Reason, (a) the Eligible Participant must provide written notice to the Company of such Good Reason event(s) within 60 days from the first occurrence of such Good Reason event(s), following which the Company will have 30 days to cure such event, and (b) to the extent the Company has not cured such Good Reason event(s) during the 30-day cure period, the Eligible Participant must terminate his or her employment for Good Reason no later than 60 days following the occurrence of such Good Reason event(s) by providing the Company 30 days’ prior written notice of termination, which may run concurrently with the Company’s cure period stated above.

(p)
Individual Agreement - means an individual employment letter agreement or other agreement between an employee and an Employer that provides for the payment of severance benefits outside of the Plan upon a qualifying termination of employment.

(q)	Plan Administrator - means the Compensation Committee of the Board or such other person or committee appointed from time to time by the Compensation Committee of the Board to administer the Plan.

(r)	Qualifying Termination - has the meaning set forth in the applicable Appendix hereto.

(s)	Separation Date - means the effective date of an Eligible Participant’s Separation from Service.

(t)	Separation from Service - means, except as provided in subsections (a) and (b) below, an employee’s termination from employment (whether by retirement or resignation from or discharge by the Company).

i.
A Separation from Service will be deemed to have occurred if an employee and the Company reasonably anticipate, based on the facts and circumstances, that the employee will not provide any additional services for an Employer after a certain date; provided, however, that if any payments or benefits that may be provided under the Plan constitute deferred compensation within the meaning of Section 409A of the Code, a Separation from Service also will be deemed to have occurred in the event that the level of bona fide services performed by the employee after a certain date will permanently decrease to no more than 20% of the average level of bona fide services performed by the employee over the immediate preceding 36-month period.

ii.
Notwithstanding the foregoing, for purposes of the Plan, an employee’s employment relationship is treated as continuing intact while the employee is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to reemployment with an Employer under an applicable statute or by contract. For purposes of the Plan, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the employee will return to perform services for an Employer. If the period of leave exceeds six months and the employee does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period due to such employee’s Disability, in which case such employee will not be an Eligible Participant except as otherwise provided in Section 4 of the Plan.

The definition of “Separation from Service” will at all times be interpreted in accordance with the terms of Treasury Regulations Section 1.409A-1(h) and any guidance issued thereunder.

(u)	Severance Pay Benefits - means the cash severance benefit determined in accordance with Appendix A hereto, and payable in accordance with Section 5 (Severance Benefits).

(v)	Successor Entity - means “successor entity” as such term is defined in the Equity Incentive Award Plan.

3.	GENERAL RULES

(a)
Effective Date. The Plan is effective as of December 31, 2019 and will replace all prior plans, programs, Individual Agreements and arrangements providing change in control or severance type benefits to Eligible Participants, including without limitation the PayPal Holdings, Inc. SVP and Above Standard Severance Plan and the PayPal Holdings, Inc. Change in Control Severance Plan for Key Employees, each of which will terminate as of the Effective Date, and any offer letter or other agreement between the Company or any of its affiliates, on the one hand, and such Eligible Participant, on the other hand, in accordance with the Participation Agreement executed by such Eligible Participant.

(b)
Amendment and Termination. The Company is under no obligation to continue the Plan for any period of time. The Plan Administrator, in its sole discretion, reserves the right to modify, amend or terminate the Plan (including the severance benefits set forth in the appendices of the Plan), in whole or in part, at any time and for any or no reason with respect to any employee or all employees at any time prior to his, her or their receipt of any severance benefits; provided, however, that in no event will the Plan be terminated, or modified or amended in any manner that is adverse to (i) any Eligible Participants at any time during the Change in Control Period or (ii) any Eligible Participant who is receiving payments or benefits under the Plan as a result of a Qualifying Termination. For the avoidance of doubt, the foregoing prohibition does not and will not require that all Eligible Participants receive the same severance benefits that the Plan Administrator may in its sole discretion choose to provide to any given Eligible Participant.

(c)
Benefits Non-Assignable. Benefits under the Plan may not be anticipated, assigned or alienated; provided that if an Eligible Participant becomes eligible for a benefit and dies before payment is made, such Eligible Participant’s heirs will be entitled to the payment.

(d)
Governing Laws. The Plan is intended to be a “top hat plan” and will be interpreted, administered and enforced in accordance with ERISA. It is expressly intended that ERISA preempt the application of state laws to the Plan to the maximum extent permitted by Section 514 of ERISA. To the extent that state law is applicable, the statutes and common law of the State of Delaware will apply. Except as may otherwise be provided in an applicable Appendix hereto, the parties irrevocably and unconditionally submit to the jurisdiction and venue of U.S. District Court for the District of Delaware for purposes of any suit, action or other proceeding arising out of, or relating to or in connection with the Plan.

(e)
No Right to Continued Employment. Neither the Plan nor any action taken with respect to it confers upon any person the right to continue in the employ of the Company or any of its subsidiaries or affiliates. Employees will continue to be employed “at-will,” as defined under applicable law.

(f)
Funding. The Company or one of its affiliates will make all payments under the Plan, and pay all expenses of the Plan, from its general assets. Nothing contained in the Plan gives any Eligible Participant or any other person any right, title, or interest in any property of the Company or any of its affiliates.

(g)
Severability. The provisions of the Plan are severable. If any provision of the Plan is deemed legally or factually invalid or unenforceable to any extent or in any application, then the remainder of the provisions of the Plan, except to such extent or in such application, will not be affected, and each and every provision of the Plan will be valid and enforceable to the fullest extent and in the broadest application permitted by law.

4.	ELIGIBILITY

(a)	General Eligibility. The benefits under the Plan are limited to employees of an Employer who satisfy each of the following conditions, as determined by the Plan Administrator in its sole discretion:

i.	The employee is classified as an Eligible Participant;

ii.	The employee is terminated due to a Qualifying Termination;

iii.
The employee is actively at work through the last day of work designated by an Employer, unless (A) the employee is absent due to an approved absence from work (including leave under the Family and Medical Leave Act) or (B) unless otherwise designated by his or her written agreement with the Employer;

iv.
The employee executes and does not revoke a Separation Agreement (the “Separation Agreement”) and a waiver and general release of claims (the “Release”), each in the form and within the period specified by Plan Administrator or its delegate; and

v.	The employee returns all property of any Employer and settles all expenses owed to the Employer and any of its subsidiaries or affiliates; and

(b)	Exclusions from Eligibility. Unless the Plan Administrator provides otherwise in writing, the following employees are not eligible to participate in the Plan:

i.	Any employee who is eligible to receive severance payments and/or benefits under an Individual Agreement from and after the Effective Date;

ii.	In the case of an involuntary termination of employment, any Eligible Participant who terminates employment prior to the stated Separation Date as set forth in his or her Separation Agreement; and

iii.	Any Eligible Participant whose employment is terminated for any of the following reasons:

•	Resignation or other voluntary termination of employment, other than for Good Reason as provided in the Plan; or

•	Termination for Cause.

5.	SEVERANCE BENEFITS

(a)
Accrued Benefits. The Company (or one of its affiliates) will make payment or otherwise provide all Accrued Benefits when due. Such obligation will not be subject to the Eligible Participant’s execution of a Separation Agreement or Release.

(b)
Severance Pay Benefit. The Company will pay to each Eligible Participant a Severance Pay Benefit in an amount determined in accordance with the applicable Appendix, subject to the reductions set forth below; provided, however, that the Plan Administrator, in its sole discretion and on a case-by-case basis, may increase (but not decrease, except as provided below) such Severance Pay Benefit payable to an Eligible Participant.

(c)
Reduction of Severance Pay Benefit. Unless an Employer, in its sole discretion, provides otherwise in writing, the amount of the Severance Pay Benefit payable to an Eligible Participant will be reduced as follows:

i.
In the event that an Employer triggers Worker Adjustment and Retraining Notification Act (“WARN”) (or other similar federal or state statute), any Severance Pay Benefit will be offset by any amount paid pursuant to WARN. If the Employer provides pay-in-lieu-of-notice to the Eligible Participant instead of advance notice of his or her termination of employment in accordance with the requirements of WARN, then the amount of such Eligible Participant’s Severance Pay Benefit will be reduced (but not below zero) by any amount required to be paid or otherwise owing to the employee under WARN.

ii.
An Eligible Participant’s Severance Pay Benefit will be reduced by any outstanding debt owed by the employee to the Company or any of its affiliates, where permitted by law, including but not limited to loans granted by an Employer or any advanced commissions, bonuses, vacation pay, salary and/or expenses.

iii.
In addition, an Eligible Participant’s Severance Pay Benefit will be inclusive of, and not in addition to, any severance or termination payments that may be required to be paid by statute or other governmental mandate of applicable laws.

iv.
In the event of a Change in Control, where an accounting firm designated by the Company determines that (x) the aggregate amount of the payments and benefits that (but for the application of this paragraph) would be payable to an Eligible Participant under the Plan and/or any other plan, policy or arrangement of the Company or of its affiliates, exceeds (y) the greatest amount of payments and benefits that could be paid or provided to the Eligible Participant without giving rise to any liability for any excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Eligible Participant will either (1) pay the Excise Tax and receive all such payments and benefits as may be payable to him or her, or (2) only receive the aggregate amount of such payments and benefits payable or to be provided to the Eligible Participant that would not exceed the greatest amount of payments and benefits that could be paid or provided to the Eligible Participant without giving rise to any liability for any Excise Tax (such reduced amount of payments and benefits, the “Reduced Benefit Amount”), whichever of the two courses of action in clause (1) or clause (2) hereof produces the greatest after-tax benefit to the Eligible Participant. In the event the Reduced Benefit Amount is paid, the reduction in such payments or benefits pursuant to the immediately preceding sentence will be made in the following order: first, by reducing the Severance Pay Benefit; second, by reducing any health premium payments or reimbursements provided pursuant to the Plan; third, by reducing the accelerated vesting of any then outstanding performance-based Company Equity Awards in reverse order of their scheduled vesting dates; and fourth, by reducing the accelerated vesting of any then outstanding time-vested Company Equity Awards, in reverse order of their scheduled vesting dates.

(d)
Payment of Severance Pay Benefit. The Company will pay the Severance Pay Benefit in a lump sum cash payment. Payment will be made as soon as practicable after the later of the Eligible Participant’s Separation Date or the date on which such employee’s Separation Agreement and/or Release become effective (i.e., the date the Separation Agreement and/or Release cannot be revoked by the employee), but not later than 60 days following the Eligible Participant’s Separation Date; provided, that if the Separation Date occurs within the 90-day period prior to the date of a Change in Control, then the amount of the Severance Pay Benefit payable in connection with the Change in Control will be paid within 60 days after the date of the Change in Control and will be reduced by any Severance Pay Benefit paid prior to such payment date under the Plan.

(e)
Annual Incentive Plan. If an Eligible Participant is eligible to participate in the Annual Incentive Plan of the Company or an applicable successor plan (the “AIP”) for the year immediately prior to the year in which he or she experiences a Separation from Service eligible for benefits under the Plan, and the Separation from Service occurs prior to the payment of bonuses under the AIP with respect to such prior year, the Eligible Participant will be eligible to receive a bonus based on and subject to the attainment of applicable performance objectives for such year; provided that for such purpose the Eligible Participant will be deemed to have satisfied any individual performance component of such bonus at the target level. Any AIP-related payment or settlement of equity pursuant this paragraph will be in accordance with the applicable terms of the AIP and will occur on the date that participants in the AIP receive their bonuses in respect of the applicable fiscal year. In addition, an Eligible Participant will be eligible to receive an amount equal to a prorated portion of the Eligible Participant’s AIP bonus in respect of the fiscal year of the Company in which his or her Separation Date occurs, with the performance conditions attained or deemed attained as set forth in the applicable Appendix hereto. The Company will pay such amount in a lump sum not later than 2½ months after the last day of the applicable fiscal year.

(f)
Health Benefits. Each Eligible Participant who participates in a health plan of the Company or its affiliate and who elects to continue to participate in such plan under COBRA will be eligible for continued health benefits or a cash payment in lieu of such benefits, as determined at the discretion of the Plan Administrator, as set forth in the applicable Appendix hereto. The Company will pay or reimburse such Eligible Participant for a portion of the premium cost incurred for each month of coverage, as set forth in the applicable Appendix hereto.

(g)
Company Equity Awards. Each Company Equity Award held by an Eligible Participant and outstanding as of such Eligible Participant’s Separation Date will be treated in the manner set forth in the applicable Appendix hereto.

(h)	Other Benefits. The Company or one of its affiliates will provide the Eligible Participant with any other benefits (if any) to the extent set forth in the applicable Appendix hereto.

(i)
Withholding. The Company or one of its affiliates will withhold such amounts from payments under the Plan as it determines necessary or appropriate to fulfill any federal, state or local wage or compensation withholding requirements.

6.	ADMINISTRATION OF THE PLAN

The Plan Administrator will have sole authority and discretion to administer and construe the terms of the Plan. Without limiting the generality of the foregoing, the Plan Administrator will have the following powers and duties:

•	To make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;

•	To amend and terminate the Plan in accordance with Section 3;

•	To interpret the Plan, its interpretation thereof to be final and conclusive on all persons for purposes of the Plan;

•	To decide all questions concerning the Plan, including the eligibility of any person to participate in, and receive benefits under, the Plan; and

•	To appoint and/or retain such employees, agents, counsel, accountants, consultants and other persons as may be required to assist in administering the Plan.

7.	CLAIMS PROCEDURE

The Plan Administrator reviews and authorizes payment of severance benefits for those employees who qualify under the provisions of the Plan. No claim forms need be submitted. Questions regarding payment of severance benefits under the Plan should be directed to the Plan Administrator.
If an employee believes he or she is not receiving severance payments and benefits hereunder which are due, the employee should file a written claim for the benefits with the Plan Administrator. A decision on whether to grant or deny the claim will be made within 90 days following receipt of the claim. If more than 90 days is required to render a decision, the employee will be notified in writing of the reasons for delay. In any event, however, a decision to grant or deny a claim will be made by not later than 180 days following the initial receipt of the claim.
If the claim is denied, in whole or in part, the employee will receive a written explanation containing the following information:
The specific reason(s) for the denial, including a reference to the Plan provisions on which the denial is based;

•	A description of any additional material or information necessary for the employee to perfect the claim and an explanation of why such material or information is necessary; and

•
A description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the employee’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination on review.

If the employee wishes to appeal this denial, the employee may write within 60 days after receipt of the notification of denial. The claim will then be reviewed by the Plan Administrator, and the employee will receive written notice of the final decision within 60 days after the request for review. If more than 60 days are required to render a decision, the employee will be notified in writing of the reasons for delay. In any event, however, the employee will receive a written notice of the final decision within 120 days after the request for review.
As part of the Plan’s appeal process, the employee will be afforded:

•	The opportunity to submit written comments, documents, records, and other information relating to the claim for benefits;

•	Upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the employee’s claim for benefits; and

•
A review that takes into account all comments, documents, records and other information submitted by the employee relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

If the decision on appeal is upheld, in whole or in part, the employee will receive a written explanation containing the following information:

•	The specific reason(s) for the decision, including a reference to the Plan provisions on which the decision is based;

•
A statement that the employee is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records and other information relevant to the employee’s claim for benefits; and

•	A statement of the employee’s right to bring an action under Section 502(a) of ERISA.

No legal action for benefits under the Plan may be brought unless the action is commenced within one year from the date of the final decision on appeal has been made. No person may bring an action for any alleged wrongful denial of Plan benefits in a court of law unless the claims procedures set forth above are exhausted and a final determination is made. If the employee or other interested person challenges a decision, a review by the court of law will be limited to the facts, evidence and issues presented during the claims procedure set forth above. Facts and evidence that become known to the employee or other interested person after having exhausted the claims procedure must be brought to the attention of the Plan Administrator for reconsideration of the claims determination. Issues not raised with the Plan Administrator will be deemed waived.

8.	SECTION 409A

Notwithstanding anything contained in the Plan to the contrary, to the maximum extent permitted by applicable law, no employee will have a legally binding right to payments under the Plan unless and until amounts are actually paid to them. To the extent that an employee is deemed to have a legally binding right to a payment under the Plan, then amounts payable under the Plan will be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9) (Separation Pay Plans) or Treasury Regulation Section 1.409A-1(b)(4) (Short-Term Deferrals) and exempt from Section 409A of the Code as a result of such reliance. To the extent that the Plan Administrator determines that the Company will pay severance benefits in a form other than a lump sum, any installment or monthly payment to which an employee is entitled under the Plan will be considered a separate and distinct payment. In addition, (i) no amount payable hereunder will be payable unless the employee’s termination of employment constitutes a Separation from Service and (ii) if the employee is deemed at the time of his or her Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the termination benefits to which Eligible Participant is entitled under the Plan is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the employee’s termination benefits will not be provided to the employee prior to the earlier of (A) the expiration of the six-month period measured from the Eligible Participant’s Separation Date or (B) the date of the employee’s death. Upon the earlier of such dates, all payments deferred pursuant to this Section 8 will be paid in a lump sum to the employee without interest, and any remaining payments due under the Plan will be paid as otherwise provided. The determination of whether the employee is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his or her Separation from Service will be made by the Company in accordance with the terms of Section 409A of the Code (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto). To the extent applicable, if payment of an amount under the Plan could be paid in one of two calendar years subject to the delivery of a Separation Agreement and it is determined that payment of such amount in the earlier of such two years could constitute noncompliance with Section 409A of the Code, then such amount will be paid in the later of such two years.

9.	STATEMENT OF ERISA RIGHTS

Eligible Participants in the Plan are entitled to certain rights and protections under ERISA. ERISA provides that all plan Eligible Participants will be entitled to:

•
Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the plan and a copy of the latest annual report (Form 5500 Series) filed by the plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

•
Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the plan and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The administrator may make a reasonable charge for the copies.

•	Obtain a complete list of the Employers sponsoring the Plan upon written request to the Plan Administrator.

•	Receive a summary of the Plan’s annual financial report, if any. The Plan Administrator is required by law to furnish each Eligible Participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries
In addition to creating rights for plan Eligible Participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of all Plan Eligible Participants and beneficiaries. No one, including any Employer, any union, or any other person, may fire an employee or otherwise discriminate against him or her in any way to prevent them from obtaining a benefit under the Plan or exercising their rights under ERISA.
Enforce Your Rights
If an employee’s claim for a severance benefit is denied or ignored, in whole or in part, he or she has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps an employee can take to enforce the above rights. For instance, if he or she requests a copy of plan documents or the latest annual report from the plan and does not receive them within 30 days, he or she may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay him or her up to $110 a day until he or she receives the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If an employee has a claim for benefits which is denied or ignored, in whole or in part, he or she may file suit in a state or Federal court. In addition, if he or she disagrees with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, he or she may file suit in Federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if an employee is discriminated against for asserting his or her rights, he or she may seek assistance from the U.S. Department of Labor, or may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If an employee is successful, the court may order the person he or she has sued to pay these costs and fees. If the employee loses, the court may order him or her to pay these costs and fees, for example, if it finds the claim is frivolous.

10.	ASSISTANCE WITH QUESTIONS

If an employee has any questions about the Plan, he or she should contact the Plan Administrator. If he or she has any questions about this statement or about his or her rights under ERISA, or if he or she needs assistance in obtaining documents from the Plan Administrator, he or she should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. An employee may also obtain certain publications about his or her rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

ADMINISTRATIVE INFORMATION
REQUIRED BY ERISA

Plan Sponsor and Plan Administrator, including address and telephone:	PayPal Holdings, Inc. Compensation Committee of the PayPal Holdings, Inc. Board of Directors 2211 North First Street San Jose, CA 95131 (408) 967-7400

Name and address of person designated as agent for service of process:	Louise Pentland EVP, Chief Business Affairs and Legal Officer PayPal Holdings, Inc. 2211 North First Street San Jose, CA 95131 (408) 967-7400

Basis on which Plan records are kept:	Calendar year - January 1 to December 31

Type of Plan:	Unfunded welfare benefit severance plan

EIN:	47-2989869

APPENDIX A
Severance Benefits (CEO and EVPs)
Under the Plan, Eligible Participants serving as the Chief Executive Officer of the Company, or as Executive Vice Presidents of the Company, are entitled to the severance benefits set forth in this Appendix A, based on their employment classification as of the date of termination, which will be paid or provided in accordance with the terms and conditions of the Plan to which this Appendix A is attached.

Chief Executive Officer

Outside of a Change in Control Period
Qualifying Termination
“Qualifying Termination” will mean:
involuntary termination by the Company for a reason other than Cause or Disability;
resignation by the Eligible Participant due to Good Reason; or
solely for purposes of the treatment of Company Equity Awards, death or Disability.

“Good Reason” will mean:
a material reduction in the Eligible Participant’s annual base salary;
a material reduction in the Eligible Participant’s annual target bonus opportunity;
a material reduction in the Eligible Participant’s authority, duties or responsibilities as Chief Executive Officer (which would include a failure to report to the Board); or
any material breach by the Company of the offer letter agreement between the Company and the Eligible Participant, as amended from time to time; in each case without such Eligible Participant’s written consent and subject to the notice and cure conditions set forth in the Plan.

Severance Pay Benefit
Severance Pay Benefit will mean:
Two times the sum of the Eligible Participant’s (i) annual rate of base salary immediately prior to the Separation Date (without regard to any reduction by the Company that gives rise to Good Reason) and (ii) target AIP bonus amount for the year in which the Separation Date occurs; and
Prorated AIP bonus amount for the year in which the Separation Date occurs, based on the number of full months Eligible Participant was employed with the Company during the AIP performance period and the actual Company performance through the end of the AIP performance period and target level of individual performance, settled in the form provided for under the terms and conditions of the relevant AIP, including without limitation, AIP Shares, as defined in the relevant AIP, if applicable.

Health Benefits
Pursuant and subject to the terms and conditions of the Plan, the Eligible Participant will be eligible for the reimbursement of COBRA health premiums or payment of health premiums, at COBRA rates, for 18 months after the Separation Date or, if shorter, until the Eligible Participant becomes covered under a group health plan maintained by a subsequent employer, or other health plans, such as Medicare.

Company Equity Awards
Pursuant and subject to the terms and conditions of the Plan, the Eligible Participant will be eligible for the following Company Equity Award severance benefits:

Time-Based Awards. All Company Equity Awards that are unvested as of the date prior to the Eligible Participant’s Separation Date and vest solely based on the continued service of the Eligible Participant (i.e., time-vesting awards), will be treated as though immediately vested on the Eligible Participant’s Separation Date as to the portion of such Company Equity Awards that would have otherwise become vested pursuant to their regular vesting schedule prior to the 12-month anniversary of the Separation Date (or, in the case of a termination due to death or Disability, prior to the 24-month anniversary of the Separation Date). All such Company Equity Awards will be settled through the vesting and issuance or delivery of shares of Stock within sixty (60) days after the Eligible Participant’s Separation Date, subject to an effective Separation Agreement and Release.

Performance-Based Awards. All Company Equity Awards that are unvested as of the date prior to the Eligible Participant’s Separation Date and vest based on the achievement of performance targets over a given performance period, other than (i) the CEO PSU Award, described in paragraph (c), below, and (ii) any AIP Shares, will remain outstanding and eligible to vest, based solely on the achievement of the applicable Company performance targets for any performance period that ends prior to the 12-month anniversary of the Separation Date; and, following the end of the performance period, the Company will determine the number of shares subject to such Company Equity Awards earned based on actual Company achievement of the performance goals pursuant to the terms of the applicable award agreements, and such Company Equity Awards will be settled in accordance with the terms and conditions of the applicable award agreement on the date that similar awards held by other participants are settled; provided, that in the case of a termination due to death or Disability, such Company Equity Awards will become immediately vested, based on target achievement of the performance targets, on the Eligible Participant’s Separation Date to the extent they are subject to a performance period that ends prior to the 24-month anniversary of the Separation Date. All such Company Equity Awards will be settled through the vesting and issuance or delivery of shares of Stock within sixty (60) days after the applicable vesting date, subject to an effective Separation Agreement and Release.

CEO PSU Award. In the event any portion of the performance-based Company Equity Award that was granted on April 1, 2018 (the “CEO PSU Award”) is earned but unvested as of the Eligible Participant’s Separation Date, such portion of the CEO PSU Award will be treated as though immediately vested on the Eligible Participant’s Separation Date as to the portion of such CEO PSU Award that would have otherwise become vested pursuant to its regular vesting schedule prior to the 12-month anniversary of the Separation Date (or, in the case of a termination due to death or Disability, prior to the 24-month anniversary of the Separation Date). The CEO PSU Award will be settled through the vesting and issuance or delivery of shares of Stock within sixty (60) days after the Eligible Participant’s Separation Date, subject to an effective Separation Agreement and Release. For the avoidance of doubt, any portion of the CEO PSU Award that is unearned and unvested as of the Eligible Participant’s Separation Date will be forfeited and cancelled upon the Eligible Participant’s Separation Date.

Chief Executive Officer

Within a Change in Control Period
Qualifying Terminations
“Qualifying Termination” will mean:
involuntary termination by the Company for a reason other than Cause or Disability;
resignation by the Eligible Participant due to Good Reason; or
solely for purposes of the treatment of Company Equity Awards, death or Disability.

“Good Reason” will mean:
a material reduction in the Eligible Participant’s annual base salary;
a material reduction in the Eligible Participant’s annual target bonus opportunity;
a material reduction in the Eligible Participant’s authority, duties or responsibilities as Chief Executive Officer (which would include a failure to report to the board of directors of the Successor Entity) or the failure of the Eligible Participant to serve as Chief Executive Officer of a publicly traded corporation; or
any material breach by the Company of the offer letter agreement between the Company and the Eligible Participant, as amended from time to time; in each case without such Eligible Participant’s written consent and subject to the notice and cure conditions set forth in the Plan.

Severance Pay Benefit
Severance Pay Benefit will mean:
Two times the sum of the Eligible Participant’s (i) annual rate of base salary immediately prior to the Separation Date (without regard to any reduction by the Company that gives rise to Good Reason) and (ii) target AIP bonus amount for the year in which the Separation Date occurs; and
Prorated AIP bonus amount for the year in which the Separation Date occurs, based on the number of full months Eligible Participant was employed with the Company during the AIP performance period and the actual Company performance through the end of the AIP performance period and target level of individual performance, settled in the form provided for under the terms and conditions of the relevant AIP, including without limitation, AIP Shares, as defined in the relevant AIP, if applicable.

Health Benefits
Pursuant and subject to the terms and conditions of the Plan, the Eligible Participant will be eligible for a lump sum payment of 24 months of health premiums, at COBRA rates, to be paid within sixty (60) days following the Separation Date.

Company Equity Awards
Pursuant and subject to the terms and conditions of the Plan, the Eligible Participant will be eligible for the following Company Equity Award severance benefits:

Time-Based Awards. All Company Equity Awards that are unvested as of the date prior to the Eligible Participant’s Separation Date and vest solely based on the continued service of the Eligible Participant (i.e., time-vesting awards), will be treated as though immediately vested on the Eligible Participant’s Separation Date. All such (time-based) Company Equity Awards will be settled through the vesting and issuance or delivery of shares of Stock within sixty (60) days after the Eligible Participant’s Separation Date, subject to an effective Separation Agreement and Release.
Performance-Based Awards. If a Change in Control occurs during the performance period applicable to a Company Equity Award that vests based on the achievement of performance targets over a given performance period, (i) other than the CEO PSU Award, and (ii) any AIP Shares, then such Company Equity Award will be subject to Section 11.2 of the Equity Award Incentive Plan. In the event the Eligible Participant’s Separation Date occurs within the Change in Control Period and (i) on or following the consummation of the Change in Control, then such Company Equity Awards will be treated as though immediately vested on the Eligible Participant’s Separation Date, or (ii) prior to the consummation of the Change in Control, then such Company Equity Awards will be treated as though immediately vested on the consummation of the Change in Control. All such (performance-based) Company Equity Awards will be settled through the vesting and issuance or delivery of shares of Stock within sixty (60) days after the applicable vesting date, subject to an effective Separation Agreement and Release.
CEO PSU Award. If a Change in Control occurs during the performance period of the CEO PSU Award, then such CEO PSU Award will be subject to the terms and conditions of the CEO PSU Award agreement.

Outplacement	Pursuant and subject to the terms and conditions of the Plan, the Eligible Participant will be eligible for transition program services.

Executive Vice President

Outside of a Change in Control Period
Qualifying Terminations
“Qualifying Termination” will mean:
involuntary termination by the Company for a reason other than Cause or Disability;
resignation by the Eligible Participant due to Good Reason; or
solely for purposes of the treatment of Company Equity Awards, death or Disability.

“Good Reason” will mean:
a material reduction in the Eligible Participant’s annual base salary;
a material reduction in the Eligible Participant’s annual target bonus opportunity;
a material reduction in the Eligible Participant’s authority, duties or responsibilities (which would include a failure to report to the Chief Executive Officer); or
any material breach by the Company of the offer letter agreement between the Company and the Eligible Participant, as amended from time to time; in each case without such Eligible Participant’s written consent and subject to the notice and cure conditions set forth in the Plan.

Severance Pay Benefit
Severance Pay Benefit will mean:
1.5 times the sum of the Eligible Participant’s (i) annual rate of base salary immediately prior to the Separation Date (without regard to any reduction by the Company that gives rise to Good Reason) and (ii) target AIP bonus amount for the year in which the Separation Date occurs; and
Prorated AIP bonus amount for the year in which the Separation Date occurs, based on the number of full months Eligible Participant was employed with the Company during the AIP performance period and the actual Company performance through the end of the AIP performance period and target level of individual performance, settled in the form provided for under the terms and conditions of the relevant AIP, including without limitation, AIP Shares, as defined in the relevant AIP, if applicable.

Health Benefits
Pursuant and subject to the terms and conditions of the Plan, the Eligible Participant will be eligible for the reimbursement of COBRA health premiums or payment of health premiums, at COBRA rates, for 12 months after the Separation Date or, if shorter, until the Eligible Participant becomes covered under a group health plan maintained by a subsequent employer, or other health plans, such as Medicare.

Company Equity Awards
Pursuant and subject to the terms and conditions of the Plan, the Eligible Participant will be eligible for the following Company Equity Award severance benefits:
Time-Based Awards. All Company Equity Awards that are unvested as of the date prior to the Eligible Participant’s Separation Date and vest solely based on the continued service of the Eligible Participant (i.e., time-vesting awards), will be treated as though immediately vested on the Eligible Participant’s Separation Date as to the portion of such Company Equity Awards that would have otherwise become vested pursuant to their regular vesting schedule prior to the 12-month anniversary of the Separation Date (or, in the case of a termination due to death or Disability, prior to the 24-month anniversary of the Separation Date). All such Company Equity Awards will be settled through the vesting and issuance or delivery of shares of Stock within sixty (60) days after the Eligible Participant’s Separation Date, subject to an effective Separation Agreement and Release.

Performance-Based Awards. All Company Equity Awards that are unvested as of the date prior to the Eligible Participant’s Separation Date and vest based on the achievement of performance targets over a given performance period, other than any AIP Shares, will remain outstanding and eligible to vest, based solely on the achievement of the applicable Company performance targets for any performance period that ends prior to the 12-month anniversary of the Separation Date; and, following the end of the performance period, the Company will determine the number of shares subject to such Company Equity Awards earned based on actual Company achievement of the performance goals pursuant to the terms of the applicable award agreements, and such Company Equity Awards will be settled in accordance with the terms and conditions of the applicable award agreement on the date that similar awards held by other participants are settled; provided, that in the case of a termination due to death or Disability, such Company Equity Awards will become immediately vested, based on target achievement of the performance targets, on the Eligible Participant’s Separation Date to the extent they are subject to a performance period that ends prior to the 24-month anniversary of the Separation Date. All such Company Equity Awards will be settled through the vesting and issuance or delivery of shares of Stock within sixty (60) days after the applicable vesting date, subject to an effective Separation Agreement and Release.

Outplacement	Pursuant and subject to the terms and conditions of the Plan, the Eligible Participant will be eligible for transition program services.

Executive Vice President

Within a Change in Control Period
Qualifying Terminations
“Qualifying Termination” will mean:
involuntary termination by the Company for a reason other than Cause or Disability;
resignation by the Eligible Participant due to Good Reason; or
solely for purposes of the treatment of Company Equity Awards, death or Disability.

“Good Reason” will mean:
a material reduction in the Eligible Participant’s annual base salary;
a material reduction in the Eligible Participant’s annual target bonus opportunity;
a material reduction in the Eligible Participant’s authority, duties or responsibilities (which would include a failure to report to the Chief Executive Officer of a publicly traded corporation);
a requirement by the Company that the Eligible Participant relocate his or her primary office to a location that is more than 35 miles from the location of his or her primary office immediately prior to the Change in Control; or
any material breach by the Company of the offer letter agreement between the Company and the Eligible Participant, as amended from time to time; in each case without such Eligible Participant’s written consent and subject to the notice and cure conditions set forth in the Plan.

Severance Pay Benefit
Severance Pay Benefit will mean:
Two times the sum of the Eligible Participant’s (i) annual rate of base salary immediately prior to the Separation Date (without regard to any reduction by the Company that gives rise to Good Reason) and (ii) target AIP bonus amount for the year in which the Separation Date occurs; and
Prorated AIP bonus amount for the year in which the Separation Date occurs, based on the number of full months Eligible Participant was employed with the Company during the AIP performance period and the actual Company performance through the end of the AIP performance period and target level of individual performance, settled in the form provided for under the terms and conditions of the relevant AIP, including without limitation, AIP Shares, as defined in the relevant AIP, if applicable.

Health Benefits
Pursuant and subject to the terms and conditions of the Plan, the Eligible Participant will be eligible for a lump sum payment of 24 months of health premiums, at COBRA rates, to be paid within sixty (60) days following the Separation Date.

Company Equity Awards
Pursuant and subject to the terms and conditions of the Plan, the Eligible Participant will be eligible for the following Company Equity Award severance benefits:
Time-Based Awards. All Company Equity Awards that are unvested as of the date prior to the Eligible Participant’s Separation Date and vest solely based on the continued service of the Eligible Participant (i.e., time-vesting awards), will be treated as though immediately vested on the Eligible Participant’s Separation Date. All such Company Equity Awards will be settled through the vesting and issuance or delivery of shares of Stock within sixty (60) days after the Eligible Participant’s Separation Date, subject to an effective Separation Agreement and Release.

Performance-Based Awards. If a Change in Control occurs during the performance period applicable to a Company Equity Award that vests based on the achievement of performance targets over a given performance period, other than any AIP Shares, then such Company Equity Award will be subject to Section 11.2 of the Equity Award Incentive Plan. In the event the Eligible Participant’s Separation Date occurs within the Change in Control Period and (i) on or following the consummation of the Change in Control, then such Company Equity Awards will be treated as though immediately vested on the Eligible Participant’s Separation Date, or (ii) prior to the consummation of the Change in Control, then such Company Equity Awards will be treated as though immediately vested on the consummation of the Change in Control. All such Company Equity Awards will be settled through the vesting and issuance or delivery of shares of Stock within sixty (60) days after the applicable vesting date, subject to an effective Separation Agreement and Release.

Outplacement	Pursuant and subject to the terms and conditions of the Plan, the Eligible Participant will be eligible for transition program services.

[FORM OF PARTICIPANT LETTER AGREEMENT]
PayPal Holdings, Inc.
Executive Change in Control and Severance Plan

[Participant]

Re:	The PayPal Holdings, Inc. Executive Change in Control and Severance Plan
Dear [Participant]:
This letter agreement (“Letter Agreement”) relates to the PayPal Holdings, Inc. Executive Change in Control and Severance Plan (the “Plan”).
Through this Letter Agreement, you are being offered the opportunity to become a participant in the Plan (a “Participant”), and thereby to be eligible to receive the severance benefits set forth therein. A copy of the Plan is attached to this Letter Agreement. You should read it carefully and become comfortable with its terms and conditions, and those set forth below.
By signing below, you will be acknowledging and agreeing to the following provisions:

(a)	that you have received and reviewed a copy of the Plan;

(b)	that capitalized terms not defined in this Letter Agreement will have the meaning assigned to them in the Plan;

(c)	that participation in the Plan requires that you agree irrevocably and voluntarily to the terms of the Plan and the terms set forth below; and

(d)	that you have had the opportunity to carefully evaluate this opportunity, and desire to participate in the Plan according to the terms and conditions set forth herein.
Subject to the foregoing, we invite you to become a Participant in the Plan. Your participation in the Plan will be effective upon your signing and returning this Letter Agreement to the Company.
NOW, THEREFORE, you and the Company (hereinafter referred to as “the parties”) hereby AGREE as follows:

1.	The Company and you have previously entered into that certain offer letter dated as of [DATE] and as thereafter supplemented and amended from time to time (the “Employment Agreement”).

2.	If you incur a Qualifying Termination, you will receive the Severance Benefits set forth in Section 5 of the Plan (the “Severance Benefits”).

3.
As a condition of receiving the Severance Benefits (other than any Accrued Amounts), you must (i) execute and accept the terms and conditions of, and the effectiveness of, a Separation Agreement and Release and such Release must become irrevocable within sixty (60) days following your Separation Date, (ii) comply with the terms and conditions of the Plan and (iii) promptly resign from any position as an officer, director or fiduciary of the Company or any Company-related entity.

4.
In consideration of becoming eligible to receive the Severance Benefits provided under the terms and conditions of the Plan, you agree to waive any and all rights, benefits, and privileges to severance benefits that you might otherwise be entitled to receive under the Employment Agreement or any other plan or arrangement.

5.
You understand that the waiver set forth in Section 4 above is irrevocable for so long as this Letter Agreement is in effect, and that this Letter Agreement and the Plan set forth the entire agreement between the parties with respect to any subject matter covered herein. For the avoidance of doubt, except for terms and conditions related to (including the rights, benefits and privileges of) severance benefits, the Employment Agreement is ratified and confirmed in all respects.

6.
Notwithstanding anything herein to the contrary, if a Change in Control occurs while you are a Participant in the Plan, in no event will your status as a Participant in the Plan end prior to the end of the twenty-four (24) month period beginning on a Change in Control regardless of when any written notification is given to you terminating your participation in the Plan (including any written notification given prior to such Change in Control).

7.
Your participation in the Plan will continue in effect following any Qualified Termination that occurs while you are a Participant in the Plan with respect to all rights and obligations accruing as a result of such termination.

8.
You recognize and agree that your execution of this Letter Agreement results in your enrollment and participation in the Plan, that you agree to be bound by the terms and conditions of the Plan and this Letter Agreement, and that you understand that this Letter Agreement may not be terminated, modified or amended in any manner that is adverse to you, without your consent.

PayPal Holdings, Inc.

________________________
By:
Title:

ACCEPTED AND AGREED TO this __ day of ___________, ________.

Participant's Name (printed)

Participant's Signature